Exhibit 99.1

Date: October 30, 2006	Contact:
Release: IMMEDIATE	David Hirasawa
American Skiing Company
Investor and Media Communications
435-615-0396
American Skiing Company Announces Fiscal 2006 Year End
and 4th Quarter Results
•	Fiscal 2006 resort revenues set a new record on a same-resort portfolio basis

•	Western resorts performed extremely well, though eastern resorts were challenged by marginal weather

•	Real Estate debt principal balances paid off in fiscal 2006

•	$13.6 million, 39% increase in net cash provided by operating activities

•	Significant increases in capital expenditures across the ASC resort network for the upcoming winter season
PARK CITY, UTAH — October 30, 2006 — American Skiing Company (OTCBB: AESK) today announced its financial results for its fiscal 2006 year end and fourth quarter. The company cited strong season pass sales, continued growth at The Canyons resort and excellent performance of Steamboat resort as factors behind its record-setting revenue year. Other highlights of the fiscal year include payment in full of the principal balances of all real estate related debt as a result of the sale of remaining fractional share inventory at the Steamboat Grand Hotel and Condominiums.
The Canyons resort in Park City, Utah experienced another year of explosive growth in fiscal 2006, with an increase in skier visits of 17%, compared to nationwide and Utah growth in skier visits of approximately 4%. The increase resulted in the 8th record year for skier visits in the nine year history of Utah’s largest winter resort. The company’s Steamboat resort in Colorado experienced growth in skier visits of nearly 8% in fiscal 2006, putting the resort over one million skier visits. Both resorts reported excellent levels of natural snowfall throughout the season.
Performance of the company’s functional revenue centers remained strong in the face of weather related difficulties in the East. Areas such as lift tickets, food and beverage and lodging posted modest revenue increases. Skier development posted an increase in revenues of 8.0% — an impressive accomplishment in a year of considerable weather related challenges in the East.
“The structural changes we have implemented at our resorts were reflected in our results this year,” stated President and CEO B.J. Fair. “I believe we protected our financial performance considerably through the successful introduction of the All For One pass program in the East. Coupling this with another record year at The Canyons and Steamboat’s fantastic performance enabled the company to set a new same-resort portfolio revenue record in a marginal eastern weather year. Our team truly did a fantastic job delivering record results amidst significant challenges,” added Fair.
The company also reported capital improvements of more than $26 million in progress or scheduled at its resorts for the upcoming winter season.
“Consistent with our strategy, principal balances of our real estate debt have been paid off,” said Fair. “We are now squarely focused on new development opportunities and reinvestment into our resorts. I’m confident our guests and employees will soon enjoy the results of our reinvestment. In addition to our own investment, we plan to enter into joint venture agreements and third party participation to continue reinvestment in our resort operations,” added Fair.
Fiscal 2006 Results
On a GAAP basis, net loss attributable to common stockholders for fiscal 2006 was $65.7 million, or $2.07 per basic and diluted common share, compared with a net loss attributable to common stockholders of $73.3 million, or $2.31 per basic and diluted common share for fiscal 2005. This loss includes $60.0 million of non-cash interest expense associated with the company’s outstanding preferred stock and subordinated notes and $31.1 million of non-cash depreciation and amortization expense in fiscal 2006, and $54.9 million of non-cash interest expense associated with the company’s outstanding preferred stock and subordinated notes and $31.8 million of non-cash depreciation and amortization expense in fiscal 2005. Net cash provided by operating activities increased by $13.6 million or 39% from $34.6 million for fiscal 2005 to $48.2 million for fiscal 2006.
Total consolidated revenue was $307.8 million for fiscal 2006, compared with $276.5 million for fiscal 2005. Revenue from resort operations was $274.4 million for fiscal 2006 compared with $267.3 million for fiscal 2005. The increase in resort revenues reflects the higher business volumes at the company’s western resorts relative to the prior fiscal year, as well as an increase in season pass sales at the company’s eastern resorts; partially offset by lower visitation at the company’s eastern resorts compared to the prior fiscal year. Revenue from real estate operations was $33.4 million for fiscal 2006 versus $9.2 million for fiscal 2005. The increase was principally a result of increased sales of fractional share inventory from the Steamboat Grand fractional inventory auction in and after March 2006.
The loss from resort operations was $68.5 million for fiscal 2006 compared to a loss of $71.5 million for fiscal 2005. The improved performance was associated with a $7.1 million increase in resort revenues, a $0.5 million decrease in depreciation and amortization expense, a $6.0 million decrease in write-off of financing costs as a result of the restructuring of the resort senior credit facility in the prior fiscal year and a $1.5 million increase in the fair value of the interest rate swap agreement; partially offset by a $1.5 million increase in cost of resort operations, a $1.8 million increase in marketing, general and administrative expense, a $7.3 million increase in interest expense, a decrease in net gain on sale of resort assets of $0.6 million due to the non-recurring nature of the Haystack resort sale in fiscal 2005 and an increase of $0.9 million in loss on disposal of commercial property.

Income from real estate operations was $2.9 million for fiscal 2006 compared with a loss of $1.8 million for fiscal 2005. The increase in income was associated with a $24.2 million increase in revenues, a $0.2 million decrease in depreciation and amortization expense and a $2.2 million decrease in interest costs due to lower construction loan balances relative to the prior fiscal year; partially offset by a $20.4 million increase in cost of operations and a $1.5 million impairment loss on the sale of commercial property at the Steamboat Grand Hotel.
During the 2005-06 ski season, skier visits at the company’s eastern resorts decreased approximately 16% from approximately 2,612,000 to 2,196,000, primarily due to the unfavorable weather conditions experienced from late December throughout the remainder of the ski season. Furthermore, beginning in fiscal 2006, the company revised the methodology used to estimate skier visitation at its eastern resorts. The company now uses electronic scanning of certain lift ticket products to estimate skier visitation at its eastern resorts and believes this methodology to be a more accurate reflection of skier visitation levels. If fiscal 2006 skier visits were measured under the methodology employed in prior years, the decline in total skier visits would have been approximately 5% rather than 16%. Skier visits at the company’s western resorts increased approximately 10% during the 2005-06 ski season from approximately 1,375,000 to approximately 1,518,000, due to better than normal snow conditions experienced at Steamboat for much of the season and continued growth at The Canyons. The company has used electronic scanning to estimate skier visitation at its western resorts since 1998. Over the entire ASC resort network, total skier visits were down approximately 7% compared to the 2004-05 ski season from 3,987,000 to 3,714,000. If fiscal 2006 skier visits were measured under the methodology employed in prior years, total reported skier visits would have been flat with last year.
Fiscal 2006 Fourth Quarter Results
On a GAAP basis, net loss attributable to common stockholders for the fourth quarter of fiscal 2006 was $41.5 million, or $1.31 per basic and diluted common share, compared with net loss attributable to common stockholders of $37.3 million, or $1.17 per basic and diluted common share for the fourth quarter of fiscal 2005. Total consolidated revenue was $18.2 million for the fourth quarter of fiscal 2006, compared with $15.7 million for the fourth quarter of fiscal 2005. Revenue from resort operations was $14.5 million for the fourth quarter of fiscal 2006 compared with $13.8 million for the fourth quarter of fiscal 2005. Revenue from real estate operations was $3.7 million for the quarter versus $1.8 million for the comparable period in fiscal 2005. The increase was primarily a result of increased sales of fractional inventory at the Steamboat Grand Hotels and Condominiums. Due to the seasonal nature of the company’s business, its fourth quarter typically generates a loss, as winter seasonal revenues terminate, without a commensurate decrease in operating expenses or increase in summer season revenues on a scale resembling those of winter operations.
The loss from resort operations was $41.9 million for the fourth quarter of fiscal 2006 compared to a loss of $36.8 million for the fourth quarter of fiscal 2005. The increased loss was associated with a $1.6 million increase in resort operating expenses, a $0.4 million increase in depreciation expense, a $2.1 million increase interest expense, a decrease in gain on sale of assets of $0.8 million due to the non-recurring nature of the Haystack resort sale in 2005, an increase of $0.9 million in loss on disposal of commercial property, and a $0.3 million reduction in increase in fair value of interest rate swap agreement, offset by a $0.7 million increase in revenues and a $0.3 million decrease in marketing, general and administrative expenses.
Income from real estate operations was $0.3 million for the fourth quarter of fiscal 2006 compared with a loss of $0.5 million for the comparable quarter in fiscal 2005. The increase in income was associated with increased sales of fractional share inventory relative to the prior fiscal year period, combined with lower interest expense resulting from reductions in real estate related debt balances.
In the fourth quarter of fiscal 2006 and fourth quarter of fiscal 2005, a total of approximately $14.8 million and $13.9 million of non-cash interest, respectively, was included in interest expense.
Recent Trends
The company reported that eastern resort season pass sales for the 2006-07 ski season are pacing slightly behind sales at the same point in time last year while western resorts season pass sales are pacing well ahead, driving company-wide pacing ahead by approximately 2%. Hotel lodging transient bookings at the eastern resorts for first quarter fiscal 2007 are pacing behind compared to last year, driving overall lodging pacing for the quarter to be lower by 4% in the East. Hotel lodging bookings for first quarter fiscal 2007 at our western resorts are pacing 15% ahead of last year. As for the upcoming ski season (our 2nd and 3rd quarters for fiscal 2007), hotel lodging bookings are pacing flat to the same period last year led primarily by improved bookings at our western resorts offset slightly by a decrease in bookings at our eastern resorts.
About American Skiing Company
Headquartered in Park City, Utah, American Skiing Company is one of the largest operators of alpine ski, snowboard and golf resorts in the United States. Its resorts include Killington, Pico and Mount Snow in Vermont; Sunday River and Sugarloaf/USA in Maine; Attitash in New Hampshire; Steamboat in Colorado; and The Canyons in Utah. More information is available on the company’s web site, www.peaks.com.
Certain statements contained in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act). These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. We have tried, wherever possible, to identify such statements by using words such as “anticipate”, “assume”, “believe”, “expect”, “intend”, “plan”, and words and terms of similar substance in connection with any discussion of operating or financial performance. Such forward-looking statements involve a number of risks and uncertainties. In addition to factors discussed above, other factors that could cause actual results, performances or achievements to differ materially from those projected include, but are not limited to, the following: the loss or termination of our leasehold rights at The Canyons as a result of any material defaults under governing lease documents that have not been cured within applicable cure periods; changes in regional and national business and economic conditions affecting both our resort operating and real estate operating segments; competition and pricing pressures; adverse weather conditions regionally and nationally; changes in weather patterns resulting from global warming; seasonal business activity; increased gas and energy prices; changes to federal, state and local regulations affecting both our resort operating and real estate segments; failure to renew land leases and forest service permits; disruptions in water supply that would impact snowmaking operations; the loss of any of our executive officers or key operating personnel; a sale of Steamboat resort; and other factors listed from time to time in our documents we have filed with the Securities and Exchange Commission. We caution the reader that this list is not exhaustive. We operate in a changing business environment and new risks arise from time to time. The forward-looking statements included in this press release are made only as of the date of this document and under Section 27A of the Securities Act and Section 21E of the Exchange Act, we do not have or undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

American Skiing Company and Subsidiaries
Unaudited Condensed Consolidated Financial Statement Information
(in thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	53 Weeks Ended(a)
	July 30, 2006	July 31, 2005	July 30, 2006	July 31, 2005
Net revenues:
Resort	$14,498	$13,817	$274,369	$267,314
Real estate	3,675	1,846	33,441	9,163

Total net revenues	18,173	15,663	307,810	276,477

Operating expenses:
Resort	21,428	19,845	174,426	172,855
Real estate	3,342	1,461	27,559	7,185
Marketing, general and administrative	9,853	10,151	53,167	51,439
Depreciation and amortization	2,543	2,099	31,116	31,798
Impairment loss on commercial property sold	—	—	1,533	—
Loss on disposal of commercial property	917	—	917	—
Write off of financing costs	—	—	—	5,983

Total operating expenses	38,083	33,556	288,718	269,260

Income (loss) from operations	(19,910)	(17,893)	19,092	7,217

Interest expense, net	(21,687)	(20,529)	(86,675)	(81,668)
Gain on sale of resort assets	—	822	169	822
Increase in fair value of interest rate swap agreement	51	314	1,761	314

Net loss attributable to common stockholders	(41,546)	(37,286)	(65,653)	(73,315)

Basic and diluted net loss per common share:
Net loss per common share	$(1.31)	$(1.17)	$(2.07)	$(2.31)

Weighted average common shares outstanding — basic and diluted	31,738	31,738	31,738	31,738

(a)	Includes an additional fiscal week of operations relative to fiscal 2006.
For more information, please refer to the Company’s Form 10-K, filed on October 30, 2006, with the Securities and Exchange Commission.

American Skiing Company and Subsidiaries
Unaudited Segment Information
(in thousands of dollars)

	13 Weeks Ended	13 Weeks Ended	52 Weeks Ended	53 Weeks Ended(a)
	July 30, 2006	July 31, 2005	July 30, 2006	July 31, 2005
Loss from resort operations	$(41,876)	$(36,802)	$(68,550)	$(71,504)
Income (loss) from real estate operations	330	(484)	2,897	(1,811)

Net loss	$(41,546)	$(37,286)	$(65,653)	$(73,315)

(a)	Includes an additional fiscal week of operations relative to fiscal 2006.
American Skiing Company and Subsidiaries
Unaudited Balance Sheet Data — July 30, 2006
(in thousands of dollars)

Real estate developed for sale	$2,191

Total assets	$382,664

Total resort debt (1)	$679,113
Total real estate debt	—

Total debt (1)	$679,113

(1)	Includes preferred stock of $358,121. Excluding preferred stock, total resort debt and total debt would be $320,992.
For more information, please refer to the Company’s Form 10-K, filed on October 30, 2006, with the Securities and Exchange Commission.

American Skiing Company and Subsidiaries
Unaudited Supplemental Revenue Data
(in thousands of dollars)

	13 Weeks Ended	13 Weeks Ended		52 Weeks Ended	53 Weeks Ended
	July 30, 2006	July 31, 2005	% Change	July 30, 2006	July 31, 2005(a)	% Change
Resort revenues
Lift tickets	$14	$42	(66.7%)	$123,025	$120,785	1.9%
Food and beverage	3,627	3,628	(0.0%)	40,327	39,606	1.8%
Retail sales	246	252	(2.4%)	24,881	25,856	(3.8%)
Skier development	173	193	(10.4%)	26,278	24,332	8.0%
Golf and summer activities	2,706	2,714	(0.3%)	5,654	6,326	(10.6%)
Lodging and property	5,086	5,203	(2.2%)	40,837	39,038	4.6%
Miscellaneous revenue	2,646	1,785	48.2%	13,367	11,371	17.6%

Total resort revenues	$14,498	$13,817	4.9%	$274,369	$267,314	2.6%

(a)	Includes an additional fiscal week of operations relative to fiscal 2006.

	Fiscal Year Total
	2006	2005	% Change
Unaudited Skier Visits
Attitash	186,693	211,301	(11.6%)
The Canyons	471,470	403,043	17.0%
Killington	795,400	985,962	(19.3%)
Mount Snow	429,822	523,698	(17.9%)
Sugarloaf/USA	310,583	366,382	(15.2%)
Sunday River	473,159	524,861	(9.9%)
Steamboat	1,046,650	971,770	7.7%

Total Skier Visits	3,713,777	3,987,017	(6.9%)

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